Exhibit 99.1
Duke Energy Progress, LLC
Updates Regarding the North Carolina Rate Case (Docket E-2 Sub 1300)

Background:
•On October 6, 2022, Duke Energy Progress (“DEP” or “the Company”) filed a rate case with the North Carolina Utilities Commission (“NCUC”) to request an increase in base rate retail revenues. DEP’s rate request before the NCUC includes a Performance Based Regulation (“PBR”) Application which includes a Multi-Year Rate Plan (“MYRP”) and proposes rates for 3 years within the MYRP period.
oThe initial rate case filing requested an approximate overall 16.0% increase in retail revenues over the three-year period, or approximately $615 million.
oThe rate case filing requested an overall rate of return of 7.13% based on approval of a 10.2% return on equity (“ROE”) and a 53% equity component of the capital structure.1 Note that the requested ROE was updated to 10.4% in subsequent updates.
oThe historic base case in the filing is based on a North Carolina retail rate base of $12.3 billion as of December 31, 2021, adjusted for known and measurable changes projected through April 30, 2023.
oThe MYRP in the initial filing included impacts of approximately $3.8 billion (NC retail allocation) of capital projects that are projected to go in service over the MYRP period.
•On April 26, 2023, DEP and the Public Staff - North Carolina Utilities Commission (“Public Staff”) filed an Agreement and Stipulation of Partial Settlement with the NCUC resolving certain issues in the base rate and MYRP proceeding. Additionally, on April 27, 2023, DEP and the Public Staff filed a Transmission Cost Allocation Agreement and Stipulation of Settlement (together with the Partial Settlement, the “Stipulations”).

Major components of the Stipulations:
•Rate base: Agreement on prudence of plant-related investments as of March 31, 2023, subject to Public Staff audit of final supplemental updates. Taking into consideration the Stipulations, agreed-upon NC retail rate base for the historic base case is approximately $12.2 billion.
•MYRP Capital: Agreement on capital projects and related costs to be included in the 3-year MYRP, including $3.5 billion (NC retail allocation) projected to go in service over the MYRP period. This reflects reduced contingency for MYRP project cost estimates and certain other adjustments.
•Depreciation rates: Acceptance of depreciation rates proposed by DEP, including coal plant retirement dates, with certain depreciable lives of transmission and general plant investments adjusted to conform to recommendations by Public Staff.
o75% of impact of updated subcritical coal plant retirement dates to be deferred to a regulatory asset (as compared to 50% originally proposed by DEP) and agreement on traditional recovery for any amounts not eligible for securitization.
•Grid Improvement Plan (“GIP”): Support for full recovery of GIP deferred costs over 18 years (rather than 3 years proposed by the Company) with a debt return during the deferral period and a full weighted-average cost of capital (“WACC”) return during the amortization period.
1 This overall rate of return includes the provisions of the CCR settlement which includes a 150 basis point reduction in the ROE with a 52% equity component for the capital structure allowed for coal ash deferrals during the amortization period.

•Transmission Cost Allocation: Agreement on re-allocation of certain transmission costs between DEP and Duke Energy Carolinas (“DEC”). This agreement was filed separately in both the DEP and DEC rate case dockets.
•Other Adjustments: Agreement on various other adjustments impacting the revenue requirement, including employee incentives, executive compensation, rent expense, and coal fleet O&M spend.

Key issues on which the parties have not reached a compromise include:
•Return on equity and capital structure.
•Recovery of deferred costs resulting from the COVID-19 pandemic, including the appropriate amortization period.
•Storm balancing account proposed by DEP to reduce volatility of future major storm costs.
•Appropriate treatment for DEP’s proposal to net over amortizations (regulatory liabilities) against similar regulatory assets.

Additional Information:
•The Stipulations are subject to the review and approval of the NCUC.
•An evidentiary hearing to review the Stipulations and remaining issues in the case has been rescheduled to commence May 4, 2023.
•DEP intends to implement temporary rates subject to refund for the historic base case in June 2023.
•Subject to NCUC approval, DEP has requested permanent total Year 1 rates to be in effect no later than October 1, 2023.
•The Stipulations do not result in any material immediate accounting impacts for DEP (impairments or write-offs).

Reconciliation of Company Request to Reflect Stipulations

($ in millions)	Historic Base Case	Year 1 -MYRP	Total Year 1
Original requested revenue requirement increase	$219	$107	$326
Post-filing, pre-Stipulation adjustments	87	(2)	85
Revised company requested revenue requirement increase	306	105	411
Agreed upon adjustments:
Reduction in depreciation expense	(26)	(2)	(28)
Reduction due to transmission cost allocation	(20)		(20)
Extended amortization period for GIP deferral	(11)		(11)
Reduced contingency in MYRP projects		(4)	(4)
Change to in-service dates	(10)	4	(6)
Other revenue reductions	(20)	(2)	(22)
Total agreed upon adjustments	(87)	(4)	(91)
Company requested revenue requirement increase considering agreed upon items	$219	$101	$320
Net annualized customer rate increase	5.5%	2.5%	8.0%

($ in millions)	Year 2 -MYRP	Year 3 -MYRP	Combined Total
Original requested revenue requirement increase	$151	$138	$615
Post-filing, pre-Stipulation adjustments	(18)	10	77
Revised company requested revenue requirement increase	133	148	692
Agreed upon adjustments:
Reduction in depreciation expense	(2)	(1)	(31)
Reduction due to transmission cost allocation			(20)
Extended amortization period for GIP deferral			(11)
Reduced contingency in MYRP projects	(7)	(8)	(19)
Change to in-service dates	4	3	1
Other revenue reductions	(1)	(2)	(25)
Total agreed upon adjustments	(6)	(8)	(105)
Company requested revenue requirement increase considering agreed upon items	$127	$140	$587
Net annualized customer rate increase	3.2%	3.5%	14.7%
Totals may not add due to rounding.
Historic Base Case includes Company requested change of $8M to EDIT decrement rider.
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